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AGREEMENT AND GENERAL RELEASE

The Federal Home Loan Bank of Pittsburgh (“Bank” or “Employer”) and Craig C. Howie, Employee's heirs, executors, administrators, successors, and assigns (collectively, referred to throughout this Agreement as “Employee”), agree that:

1.Last Day of Employment. Employee's last day of employment with the Bank is December 31, 2012.

2.Consideration. In consideration for signing this Agreement and General Release, and complying with its terms, the Bank agrees:

a.to pay to Employee the amount equivalent to fifty-two (52) weeks of Employee's current base salary. The total gross amount of salary continuation payments shall equal and not exceed two hundred sixty-seven thousand thirty-seven dollars ($267,037). The salary continuation payments shall be made in semi-monthly installments with the first payment due on January 15, 2013. Such amounts shall be subject to tax withholdings required by federal, state, and/or local laws;

b.to continue to pay the employer's portion, to the same extent that the Bank pays the employer's portion for its active employees, of the premiums for Employee's (and Employee's eligible dependents) continuing participation in the Bank's group medical insurance program (in accordance with Employee's existing coverage elections) through the fifty-two week salary continuation period. It is expressly agreed that the period during which the Bank shall continue making medical insurance premium contributions under this Section 2.b. shall run concurrently with the 18-month medical insurance continuation period offered by the Bank. The Employee shall contribute the employee's portion of the premiums for participation in the Bank's medical insurance program and such amounts shall be deducted from the semi-monthly salary continuation payments referenced above;

c.that any 2012 accrued and unused vacation days through December 31, 2012 shall be paid to Employee on January 15, 2013;

d.to provide 12 months of executive outplacement assistance (beginning January, 2013) with Drake Beam Morin, 600 Grant Street, Suite 1282, Pittsburgh, PA 15219;

e.to send prospective employers a copy of the letter set forth as Exhibit “A” upon the written request of Employee; and

f.to provide payments under the 2012 Executive Officer Incentive Compensation Plan (“Incentive Plan”) and the 2012 Transition Incentive Compensation Plan. Employee shall be eligible to receive payment of a 2012 Incentive Award, including both the Current

Incentive Award and the corresponding Deferred Incentive Award installments (as those terms are defined in the Incentive Plan) and a 2012 Transition Incentive Award provided that: (a) the Board declares 2012 Incentive Awards and Transition Awards for the Bank's then active executive officers following the completion of the 2012 Plan Year performance period on December 31, 2012 and (b) the Federal Housing Finance Agency (“Finance Agency”) does not object to the payment of such 2012 Incentive and Transition Awards. Payment of the 2012 Current Incentive Award portion and payments of the corresponding Deferred Incentive Award installments will be made at the same time and on the same basis (including, without limitation, that the Bank performance criteria applicable to payment of Deferred Incentive Award installments are met) as payments are made to the Bank's then active executive officers. Payment of the 2012 Transition Incentive Award will be made at the same time as the Bank makes such award payments (if any) to the Bank's then active executive officers. Any 2012 Incentive Award (including both the Current Incentive Award and Deferred Incentive Award) or 2012 Transition Award amounts referenced hereunder shall not be included in the calculation of Employee's retirement benefit under the non-qualified Supplemental Executive Retirement Plan (“SERP”).

The Bank's obligation to make any and all the payments set forth in this Section 2 shall be subject to the Finance Agency's non-objection.

3.No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Section 2 above, except for Employee's execution of this Agreement and General Release and the fulfillment of the promises contained herein. This Agreement and General Release shall not affect Employee's rights to any qualified or non-qualified retirement or thrift plan benefits vested through the date of employment termination, December 31, 2012. The terms of such qualified and non-qualified retirement and thrift plans and the elections made thereunder shall govern payments under those plans. Except as set forth in this Agreement and General Release, no other payments or benefits shall be provided by the Bank to Employee following Employee's termination of employment, including, without limitation, payments or benefits under the Executive Officer Severance Agreement previously executed between the Bank and Employee.

4.No Obligation to Seek Employment; Death Prior to Payment in Full. Employee shall not be required to seek other employment, nor shall any payment made under this Agreement and General Release be reduced by any compensation received from other employment (excluding compensation arising from re-hire of Employee by the Bank). If Employee shall die while any amounts remain payable to him under this Agreement and General Release, all such amounts shall remain payable in accordance with the terms of this Agreement and General Release.

5.General Release of Claims. Employee knowingly and voluntarily releases and forever discharges the Bank, its divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively, referred to throughout the remainder of this Agreement and General Release as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, as applicable, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990 as amended;

▪	The Age Discrimination in Employment Act of 1967 (“ADEA”), as amended;

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act, as amended;

▪	Pennsylvania Wage Payment and Collection Law;

▪	The Pennsylvania Human Relations Act as amended;

▪	Any other applicable federal, state, or local law, rule, regulation, or ordinance;

▪	Any public policy, contract, tort, or common law; or

▪	Any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement and General Release is a party.

1.Acknowledgments and Affirmations. Employee affirms that Employee has been paid and/or has received all compensation, bonuses, and/or benefits to which Employee may be entitled that accrued and were payable prior to the date of this Agreement and General Release. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or any applicable related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of the Bank and will continue to maintain the confidentiality of such information consistent with the Bank's policies and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Bank or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party's right, where applicable, to file or participate in an administrative charge or investigative proceeding of any federal, state, or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

Employee affirms that all of the Employer's decisions regarding Employee's pay and benefits through the date of Employee's execution of this Agreement were not discriminatory, based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

2.Confidentiality, Non-Disparagement, and Return of Property. Employee and Employer agree, except as required by law (including, without limitation, the Bank's disclosure obligations as a registrant with the Securities and Exchange Commission) that the terms of this Agreement and General Release have been and will be kept confidential and neither Employer nor Employee shall disclose the existence or substance of this Agreement and General Release, provided, however, that the foregoing shall not prohibit Employee from making such disclosure to Employee's spouse, tax advisor, taxing authorities, and/or legal counsel, or as otherwise permitted by law. Each of Employee and Employer agrees that he/it shall not make disparaging comments to the media, to Bank customers, or Employee's professional colleagues regarding the Employee, or regarding the Bank or the Bank's employees, officers, administrators, directors, or trustees, as the case may be.

Employee affirms that Employee has returned all of the Bank's property, documents, and/or any confidential information in Employee's possession or control. Employee also affirms that Employee is in possession of all of Employee's property that Employee had at the Bank's premises and that the Bank is not in possession of any of Employee's property.

3.Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

4.Non-Admission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

5.Amendment. This Agreement and General Release may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

6.Binding Effect. This Agreement and General Release is binding upon the successors and assigns of the Employer, and shall inure to the benefit of and be enforceable by Employee's representatives, heirs, administrators, executors and assigns.

7.Notices. All notices permitted or required under the Agreement and General Release will be in writing and will be considered delivered when delivered in person or two days after being deposited in the United States mail, postage prepaid, and addressed as follows:

If to Employee:    Craig C. Howie
520 Glencairn Circle

Pittsburgh, PA 15241

With a copy to:    Thorp Reed & Armstong, LLP
301 Grant Street, 14th Floor
Pittsburgh, PA 15219
Attention: Jeffrey J. Conn, Esq.

If to Bank:        The Federal Home Loan Bank of Pittsburgh
601 Grant Street, 16th Floor
Pittsburgh, PA 15219
Attention: Dana A. Yealy, Managing Director, General Counsel and Corporate Secretary

These addresses may be changed by either party by written notice to the other party.

8.Entire Agreement. This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties relating to the subject matter hereof. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee's decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE IS ADVISED AND ACKNOWLEDGES THAT EMPLOYEE HAS BEEN GIVEN AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE'S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE BANK'S GENERAL COUNSEL, DANA A. YEALY, AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE DELIVERED TO GENERAL COUNSEL, DANA A. YEALY, AT 601 GRANT STREET, 16TH FLOOR, PITTSBURGH, PA 15219, NO LATER THAN 4:30 P.M. ON THE SEVENTH CALENDAR DAY AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. THE AGREEMENT AND GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE BEFORE THE SEVEN-DAY REVOCATION PERIOD HAS EXPIRED. A REVOCATION WOULD AUTOMATICALLY TERMINATE THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE,

SETTLE, AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:
FEDERAL HOME LOAN BANK
EMPLOYEE        OF PITTSBURGH

By: /s/ Craig C. Howie        By: /s/ Diane L. Lyons

Name: Craig C. Howie        Name: Diane L. Lyons

Date: November 21, 2012        Title: Director, Human Resources

Date: November 21, 2012

EXHIBIT A

[DATE]

Re: Craig Howie Reference

[Addressee/To Whom It May Concern]:

The Federal Home Loan Bank of Pittsburgh (FHLBank) employed Craig C. Howie beginning in ________, 1990. During his tenure with the FHLBank, Mr. Howie has worked extensively with FHLBank's member customers to provide FHLBank funding and correspondent services to meet their needs. For the past several years, Mr. Howie has served as Group Director, Member Services with responsibility for customer relationship management, marketing, community investment, product delivery and the FHLBank's mortgage purchase program.

In December 2012, following a reorganization, Mr. Howie's position with the FHLBank was eliminated and Mr. Howie resigned from FHLBank to pursue other career opportunities.

Sincerely,

Winthrop Watson